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                    SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
                           THE SECURITIES EXCHANGE ACT OF 1934


Date of Report:  April 19, 2000            Commission file number 1-5805



                        THE CHASE MANHATTAN CORPORATION
             (Exact name of registrant as specified in its charter)


       Delaware                                              13-2624428
(State or other jurisdiction                             (I.R.S. Employer
 of incorporation)                                        Identification No.)


     270 Park Avenue, New York, NY                               10017
(Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code (212) 270-6000

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Item 5. Other Events
--------------------

     On April 19, 2000, The Chase Manhattan Corporation ("Chase") reported diluted operating earnings of $1.59 per share for the first quarter of 2000, 20% higher than the $1.32 per share reported in the first quarter of 1999. Operating earnings and reported net income in the first quarter of 2000 were each $1.36 billion, compared with $1.17 billion each in the first quarter of 1999. A copy of the press release announcing Chase's first quarter earnings is attached as an exhibit hereto.

     In describing first quarter earnings, Chase management noted:

     - It intended to suspend stock repurchases under its buyback program in order to accumulate capital to support Chase's proposed acquisition of Robert Fleming Holdings Ltd. ("Flemings"). Stock repurchases are planned to resume after the Flemings acquisition is completed and Chase's Tier 1 capital ratio returns to management's target range of 8-8.25%, which is anticipated to occur by year-end 2000.

     - During the period from April 1, 2000 through April 18, 2000, the quoted market value of the publicly-traded securities held by Chase Capital Partners ("CCP") had declined by approximately $930 million. The carrying value of Chase's interest in these securities (which excludes the interests of investors other than Chase and which reflects the liquidity discounts applied by Chase) had declined by approximately $480 million during this period. This decline does not take into account the previously disclosed private sale of CCP's holdings in Triton Cellular Partners L.P., which closed on April 3, 2000, for a net gain to Chase of approximately $130 million. Management also noted that approximately 70% of the carrying value of CCP's portfolio ( or approximately 90% of the portfolio on a cost basis ) consists of privately-held securities generally carried at cost and that the recent volatility in the prices of public securities had no impact on the carrying value of this portion of the portfolio.

     - Chase and Flemings have agreed upon a retention arrangement for key employees in an aggregate amount of approximately $240 million (after-tax), which will be expensed over the two years following the Flemings acquisition.

     - Results for NCS over the remainder of 2000 are expected to reflect the benefits of expense management, good credit quality and moderating revenue growth. However, after taking into account NCS's operating results for the first quarter of 2000, management currently believes that it is unlikely that NCS will achieve its target of double digit earnings growth for full year 2000.

     The above contains statements that are forward looking within the meaning of the Private Securities Litigation Act of 1995. Such statements are subject to risks and uncertainties and Chase's actual result may differ materially from those set forth in the forward-looking statements. Those uncertainties may include, among others, the risk of adverse impacts from an economic downturn; increased competition; unfavorable political or other developments in foreign markets, governmental or regulatory policies; market volatility in securities markets, interest or foreign exchange rates; other factors impacting Chase's operational plans or the adequacy of Chase's allowance for credit losses; the fact that the anticipated cost-savings and revenue synergies from the Flemings transaction may not be fully realized or may take longer to realize than expected; or that there may be changes in general economic, financial, monetary or other business indicators that adversely affect Flemings and the markets in which it operates. For a more detailed discussion of those uncertainties, reference is made to Chase's reports filed with the Securities and Exchange Commission, in particular Chase's Annual Report on Form 10-K for the year ended December 31, 1999.


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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits


The following exhibit is filed with this report:


Exhibit Number                                   Description

   99.1                          Press Release - 2000 First Quarter Earnings.


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                                   SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.









                                   THE CHASE MANHATTAN CORPORATION
                                             (Registrant)




Dated April 19, 2000                by   /s/JOSEPH L. SCLAFANI
--------------------               ----------------------------------
                                           Joseph L. Sclafani
                               Executive Vice President and Controller
                                      [Principal Accounting Officer]


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                                 EXHIBIT INDEX



Exhibit Number                    Description       Page at Which Located

     99.1               Press Release - 2000 First
                        Quarter Earnings                           6





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